Exhibit 99.1

NRx Pharmaceuticals Announces Reverse Stock Split to Maintain Nasdaq Listing

Common Stock Will Begin Trading on Split-Adjusted Basis on April 2, 2024

RADNOR, Pa., March 28, 2024 /PRNewswire/ -- NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) (“NRx Pharmaceuticals”, the “Company”), a clinical-stage biopharmaceutical company, today announced that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 10 pre-split shares. The reverse stock split will become effective at 4:30 p.m. Eastern Time on Monday, April 1, 2024. The Company’s common stock will continue to be traded on the Nasdaq Capital Market under the symbol NRXP and will begin trading on a split-adjusted basis when the market opens on Tuesday, April 2, 2024. The new CUSIP number for the Company’s common stock following the reverse stock split will be 629444209.

“Given the company’s progress over the past year, we have received consistent guidance from investors, analysts, and financial advisors that our shareholders are best served by establishing a share price that is within the charter of institutional investors and not subject to “penny stock” rules. While a more modest reverse split may have achieved Nasdaq compliance, the board believes that today’s action is most consistent with creating long term shareholder value. With data from important clinical trials in Suicidal Bipolar Depression and Chronic Pain in the near term, as well as a planned dividend of shares in HOPE Therapeutics to existing shareholders and expected filing of an NDA for ketamine in the second quarter, we believe the company is well positioned to be attractive to many larger investors,” said Dr. Jonathan Javitt, Founder, Chairman and Chief Scientist of NRx Pharmaceuticals. Positive data readouts from either clinical trial has the potential to drive a forward stock split in the future.

At the effective time of the reverse stock split, every 10 shares of NRx Pharmaceutical’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-10 reverse stock split. It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Any fractional share resulting from the reverse stock split will be rounded up to the nearest whole number of shares. The reverse stock split will reduce the number of shares of the Company’s common stock outstanding from 95,699,780 shares to approximately 9,569,978 shares, subject to adjustment for the rounding up of fractional shares. Proportional adjustments will be made to the number of shares of the Company’s common stock issuable upon exercise or conversion of the Company’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise or conversion price. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Continental Stock Transfer & Trust Company, via email at cstmail@continentalstock.com or phone at 800-509-5586.

About NRx Pharmaceuticals

NRx Pharmaceuticals is a clinical-stage biopharmaceutical company developing therapeutics based on its NMDA platform for the treatment of central nervous system disorders, specifically suicidal bipolar depression, chronic pain and PTSD. The Company is developing NRX-101, an FDA-designated investigational Breakthrough Therapy for suicidal treatment-resistant bipolar depression and chronic pain. NRx has partnered with Alvogen and Lotus around the development and marketing of NRX-101 for the treatment of suicidal bipolar depression. NRX-101 additionally has potential to act as a non-opioid treatment for chronic pain, as well as a treatment for complicated UTI.

NRx has recently announced plans to submit a New Drug Application for HTX-100 (IV ketamine), through Hope Therapeutics, in the treatment of suicidal depression, based on results of well-controlled clinical trials conducted under the auspices of the US National Institutes of Health and newly obtained data from French health authorities, licensed under a data sharing agreement. NRx was awarded Fast Track Designation for development of ketamine (NRX-100) by the US FDA as part of a protocol to treat patients with acute suicidality.

Notice Regarding Forward-Looking Statements

The information contained herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, including statements about the planned dividend of shares of HOPE Therapeutics, the potential effects of the Company’s reverse stock split, potential future stock splits, data from clinical trials that have not yet been released, and planned filings with the FDA. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. These statements relate to future events or to the Company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to the Company’s operations, results of operations, growth strategy and liquidity. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. Except as may be required by applicable law, The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

CORPORATE CONTACTS:

Jeremy Feffer, LifeSci Advisors, Inc.
jfeffer@lifesciadvisors.com

Matthew Duffy, Chief Business Officer
mduffy@nrxpharma.com